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Exhibit 97.1
Policy for the Recovery of Erroneously Awarded Compensation
Policy Owner:Group General Counsel
Effective Date:October 2, 2023
I.OVERVIEW
In accordance with the applicable rules of The Nasdaq Stock Market (the “Nasdaq Rules” and “Nasdaq”,
respectively), Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the
“Exchange Act”) (“Rule 10D-1”), the Board of Directors (the “Board”) of VEON Ltd. (an exempted company limited by shares registered under the Companies Act 1981 of Bermuda, as amended, and registered with the Dutch Trade Register under registration number 34374835 as a company formally registered abroad) (the “Company”) has adopted this Policy (the “Policy”) to provide for the recovery of erroneously awarded Incentive-based Compensation from Executive Officers.
Each Executive Officer’s right to participate in any Incentive-based Compensation plan of the Company or receive any Incentive-based Compensation from the Company shall be conditioned on the execution by such Executive Officer of Appendix 1 (Acknowledgement and Agreement Pertaining to the Veon Ltd
Policy for the Recovery of Erroneously Awarded Compensation).
All capitalized terms used and not otherwise defined herein shall have the meanings set forth in Section H, below.
II.RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
(1)In the event of an Accounting Restatement, the Company will reasonably promptly recover the
Erroneously Awarded Compensation Received in accordance with Nasdaq Rules and Rule 10D-1 as follows:
(i)After an Accounting Restatement, the Remuneration and Governance Committee (if
composed entirely of independent directors, or in the absence of such a committee, a majority of independent directors serving on the Board) (the “Committee”) shall determine the amount of any Erroneously Awarded Compensation Received by each Executive Officer and shall promptly notify each Executive Officer with a written notice containing the amount of any
Erroneously Awarded Compensation and demand for repayment, return or forfeiture of such compensation, as applicable.
(a)For Incentive-based Compensation based on (or derived from) the Company’s stock price or total shareholder return, where the amount of Erroneously Awarded
Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement:
(i)The amount to be repaid or returned shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the Company’s stock price or total shareholder return upon which the
Incentive-based Compensation was Received; and
(ii)The Company shall maintain documentation of the determination of such reasonable estimate and provide the relevant documentation to Nasdaq.

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Exhibit 97.1
(ii)The Committee shall have discretion, subject to applicable law, to determine the appropriate means of recovering Erroneously Awarded Compensation based on the particular facts and circumstances, which may include, without limitation:
(a)requiring reimbursement of cash Incentive-based Compensation previously paid;
(b)seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
(c)offsetting the recouped amount from any compensation otherwise owed by the
Company to the Executive Officer;
(d)cancelling outstanding vested or unvested equity awards; and/or
(e)taking any other remedial and recovery action permitted by law, as determined by the
Committee.
Notwithstanding the foregoing, except as set forth in Section II(2) below, in no event may the
Company accept an amount that is less than the amount of Erroneously Awarded
Compensation in satisfaction of an Executive Officer’s obligations hereunder.
(iii)To the extent that the Executive Officer has already reimbursed the Company for any
Erroneously Awarded Compensation Received under any duplicative recovery obligations established by the Company or applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Policy.
(iv)To the extent that an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company when due, the Company shall take all actions, subject to applicable law, reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer. The applicable Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the
Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.
(2)Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section II(1) above if the Committee (which, as specified above, is composed entirely of independent directors or in the absence of such a committee, a majority of the independent directors serving on the Board) determines that recovery would be impracticable and any of the following conditions are met:
(i)The Committee has determined that the direct expenses paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before making this determination, the Company must make a reasonable attempt to recover the Erroneously
Awarded Compensation, documented such attempt(s) and provided such documentation to
Nasdaq;
(ii)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of
Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder; or

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Exhibit 97.1
(iii)Recovery would violate home country law where that law was adopted prior to November 28,
2022. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation, and must provide such opinion to Nasdaq.
III.DISCLOSURE REQUIREMENTS
The Company shall file all disclosures with respect to this Policy required by applicable U.S. Securities and Exchange Commission (“SEC”) filings and rules.
IV.PROHIBITION OF INDEMNIFICATION
The Company shall not be permitted to insure or indemnify any Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned, forfeited or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this
Policy. Further, the Company shall not enter into any agreement that exempts any Incentive-based
Compensation that is granted, paid or awarded to an Executive Officer from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation, and this
Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date of this Policy).
V.ADMINISTRATION AND INTERPRETATION
This Policy shall be administered by the Committee, and any determinations made by the Committee shall be final and binding on all affected individuals.
The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy and for the Company’s compliance with the Nasdaq Rules, Section 10D, Rule 10D-1 and any other applicable law, regulation, rule or interpretation of the SEC or Nasdaq promulgated or issued in connection therewith. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Nasdaq rules, Section 10D and Rule 10D-1 and any applicable rules or standards adopted by the SEC and the Nasdaq.
VI.AMENDMENT; TERMINATION
The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary. The Board may terminate this Policy at any time. Notwithstanding anything in this
Section F to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or Nasdaq rule.
VII.OTHER RECOVERY RIGHTS
This Policy shall be binding and enforceable against all Executive Officers and, to the extent required by applicable law or guidance from the SEC or Nasdaq, their beneficiaries, heirs, executors, administrators or other legal representatives. The Committee intends that this Policy will be applied to the fullest extent required by applicable law. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with an Executive Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer to abide by the terms of this
Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or

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Exhibit 97.1
rights of recovery that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or other arrangement.
For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.
(1)“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the U.S.
securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a
“Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r”
restatement).
(2)“Clawback Eligible Incentive Compensation” means all Incentive-based Compensation
Received by an Executive Officer
(i)on or after the effective date of the applicable Nasdaq rules,
(ii)(ii) after beginning service as an Executive Officer, (iii) who served as an Executive
Officer at any time during the applicable performance period relating to any
Incentive-based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the
Company), (iv) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (v) during the applicable
Clawback Period (as defined below).
(3)“Clawback Period” means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date (as defined below), and if the Company changes its fiscal year, any transition period of less than nine months within or immediately following those three completed fiscal years.
(4)“Effective Date” means October 2, 2023.
(5)“Erroneously Awarded Compensation” means, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive
Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.
(6)“Executive Officer” means each individual who is currently or was previously an “officer” of the Company as defined in Rule 16a-1(f) under the Exchange Act. For the avoidance of doubt, the identification of an executive officer for purposes of this Policy shall include (i) each executive officer who is or was identified pursuant to Item 401(b) of Regulation S-K or Item
6.A of Form 20-F, as applicable, as well as the principal financial officer and principal accounting officer (or, if there is no principal accounting officer, the controller); and (ii) each senior executive reporting to the Group Chief Executive Officer .
(7)“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures.
Stock price and total shareholder return (and any measures that are derived wholly or in part

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Exhibit 97.1
from stock price or total shareholder return) shall, for purposes of this Policy, be considered
Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the
SEC.
(8)“Incentive-based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
(9)“Nasdaq” means The Nasdaq Stock Market.
(10)“Received” means, with respect to any Incentive-based Compensation, actual or deemed receipt, and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based
Compensation award is attained, even if the payment or grant of the Incentive-based
Compensation to the Executive Officer occurs after the end of that period.
(11)“Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the
Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

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Exhibit 97.1
APPENDIX 1 -  Acknowledgement and Agreement Pertaining to the Veon Ltd Policy for the Recovery of
Erroneously Awarded Compensation
This Acknowledgment and Agreement (the “Acknowledgment”) is delivered by the undersigned employee
(“Executive”), as of the date set forth below, to VEON Ltd (the “Company”). Effective as of October 2, 2023
(the “Effective Date”), the Board of Directors (the “Board”) of the Company adopted the VEON Ltd Policy for the Recovery of Erroneously Awarded Compensation, attached as Appendix 1 hereto (as amended, restated, supplemented or otherwise modified from time to time by the Board, the “Clawback Policy”).
In consideration of the continued benefits to be received from the Company (and/or any subsidiary of the
Company) and the Executive’s right to participate in, and as a condition to the receipt of, Incentive-based
Compensation (as defined in the Clawback Policy), Executive hereby acknowledges and agrees to the following:
1.The Executive has read and understands the Clawback Policy and has had an opportunity to ask questions to the Company regarding the Clawback Policy.
2.The Executive is bound by and subject to the terms of the Clawback Policy and intends for the
Clawback Policy to be applied to the fullest extent of the law.
3.The Clawback Policy shall apply to any and all Incentive-based Compensation that is (i) approved, awarded or granted to the Executive on or after the Effective Date or received by the Executive during the Clawback Period (as defined in the Clawback Policy).
4.The Executive is not entitled to indemnification or right of advancement of expenses in connection with any enforcement of the Clawback Policy by the Company.
5.In the event of any inconsistency between the provisions of the Clawback Policy and this
Acknowledgment or any applicable incentive-based compensation arrangements, employment agreement, equity agreement, indemnification agreement or similar agreement or arrangement setting forth the terms and conditions of any Incentive-based Compensation, the terms of the Clawback Policy shall govern.
No modifications, waivers or amendments of the terms of this Acknowledgment shall be effective unless signed in writing by the Executive and the Company. The provisions of this Acknowledgment shall inure to the benefit of the Company, and shall be binding upon, the successors, administrators, heirs, legal representatives and assigns of Executive.
By signing below, the Executive agrees to the application of the Clawback Policy and the other terms of this
Acknowledgment.
Signature:
Printed Name:
Date: